Exhibit 10.15

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this document is __________

PERFORMANCE UNIT AWARD

UNDER THE PROVISIONS OF

ONE OF THE KROGER CO.

LONG-TERM INCENTIVE PLANS

Pursuant to the provisions of a Long-Term Incentive Plan (the “Plan”) of The Kroger Co., the Compensation Committee of the Board of Directors (the “Committee”) has granted to you,  on ____________, _____,  a performance unit award, on and subject to the terms of the Plan and your Agreement to the following terms, conditions and restrictions.

1.         Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, The Kroger Co. (the “Company” or “Kroger”) will deliver to you the number of common shares, $1 par value per share, of Kroger (the “Shares”) equal to the product determined by multiplying (a) the number of performance units converted from the value indicated on your 2019 Executive Compensation form or award letter with respect to the 2019-2021 long term incentive plan (“Notice of Award”) by (b) the percentage determined in accordance with the provisions of Paragraphs 2 and 3 below.  The Performance Period shall include fiscal years 2019, 2020, and 2021.  Delivery of Shares will be deemed to occur on the date of the regularly scheduled meeting of Kroger’s Board of Directors held in March 2022 or such other date as determined by the Committee, and Shares will be deposited into your account at Kroger’s designated brokerage firm as soon thereafter as is administratively practical.

2.         Performance Criteria. You are eligible to earn a percentage of the value indicated on your Notice of Award.  The percentage will be determined based on (i) cumulative savings included in net operating profit growth; (ii) cumulative free cash flow; and (iii) ROIC modifier.

3.         Calculation of Awards.  The number of shares earned will be based on the criteria set forth in Paragraph 2 above, calculated in the manner shown on Attachment A, and prorated in accordance with Paragraph 5 below, if applicable.  Any resulting partial Shares will be rounded up or down to the nearest whole Share amount.  Kroger will pay to participants, in cash, an amount equal to the product of the total dividends per share paid on Kroger common shares during the Performance Period and the number of Shares earned during the Performance Period.  In all cases, the effect during the Performance Period of accelerating the payment, funding, or recognition of expense of multi-employer pension liability, or the imposition of pension withdrawal liability; in either case undertaken by Kroger as part of its effort to mitigate its exposure to multi-employer pension plan liability, will be excluded for purposes of calculating the award hereunder.  In no event will awards exceed 120% of the value indicated on the Notice of Award.

4.         Adjustments. The Committee will make such adjustments as it deems necessary or desirable based on changes in accounting or tax law, or on account of any acquisition,

disposition or other developments that may affect the calculation of awards under this Agreement.

5.         Termination of Employment, Permanent Disability, Retirement, Leave of Absence, or Death of Participant.

(a)         Participation in the Plan does not create a contract of employment, or grant any employee the right to be retained in the service of Kroger.  Any participant whose employment is terminated by Kroger; who voluntarily terminates his or her employment (other than in accordance with paragraph (b) below); or whose pay level drops below pay level 35, prior to the end of the Performance Period, will forfeit all rights hereunder.

(b)         If a participant voluntarily terminates his or her employment after reaching age 55 with at least five years of service with Kroger,  or due to permanent disability as determined by Kroger,  participation will continue, and that participant will receive a prorata number of Shares earned according to the terms of the award proportionate to the period of active service during the Performance Period.

(c)         If a participant is on an approved leave of absence during the Performance Period for which they are eligible, the participant will be given service credit for 90 days.  Thereafter, the award will be reduced by a pro-rata amount for any leave time that extends beyond 90 days, with discretion reserved for special circumstances.

(d)         If a participant dies during the Performance Period, participation will continue until the end of the fiscal year in which the death occurs, and the participant's designated beneficiary (or if none, then the participant's estate) will receive a prorata number of Shares earned and dividends earned according to the terms of the award proportionate to the period of active service during the Performance Period before the participant's death.  The amount of Shares to be issued, as soon as reasonably practicable as determined by the Committee, will be determined as of the end of the fiscal year in which the participant’s death occurs based on actual results as of the end of that fiscal year.

(e)         Notwithstanding anything contained in this paragraph 5 to the contrary, in the event that during the Performance Period the Participant provides services as an employee, director, consultant, agent or otherwise (professionally engaged in any respect – directly or indirectly) to or with any person, company or entity engaged in any business (whether brick-and-mortar or online) that within the United States sells at retail groceries, food, drugs, health or beauty care items, motor fuels, or pharmaceuticals, or manufactures food/beverage products that are sold at retail, or conducts data analytics activity, financial services activity, or any other business activity of any kind that is in competition with any business line that is conducted by Kroger or is under active consideration by Kroger at any time during the last six months of his or her employment with Kroger, in each case, this

Agreement terminates and the Participant immediately forfeits all rights hereunder.

(f)          For purposes of the Plan, “period of active service” means the period of time that the participant actually is working for Kroger, subject to paragraph 4(c), plus any earned but unused vacation for the year in which the participant ceases employment, and excluding any “banked” vacation earned but not taken in prior years.

6.         Change in Control.      Shares in an amount equal to 50% of the number of Shares and the dividends related to those shares indicated on the Notice of Award will be delivered to you if at any time after the date of this Agreement, your employment is terminated without “Cause” or by you for “Good Reason” within two years after a “Change in Control,” all as defined below.  For purposes of this paragraph 6 only, the following definitions shall apply:

(i)         “Change in Control” means:

(a)        any Person, excluding Kroger, any of its Affiliates and any employee benefit plan of Kroger or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Kroger representing 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

(b)        consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company and its Affiliates (a “Business Combination”), in each case, unless, following such Business Combination, Persons that were the beneficial owners of outstanding voting securities entitled to vote generally in the election of directors of Kroger immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such Business Combination, owns all or substantially all of the Company and its Affiliates or their assets either directly or through one or more subsidiaries or affiliates) in substantially the same proportions as their ownership of such securities immediately prior to such Business Combination;

(c)        during any period of twenty-four (24) consecutive months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof; provided that, any individual becoming a director of Kroger whose appointment or election by the Board or nomination for election by Kroger’s shareholders was approved or recommended by a vote of at least two-thirds of the Incumbent Directors shall also be considered an Incumbent Director; or

(d)        the approval by the shareholders of Kroger of a complete liquidation or dissolution of the Company.

(ii)       “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least 50% of the total combined voting power of all classes of stock or other equity interests of which is owned by Kroger, either directly or indirectly;

(iii)      “Kroger” and “Company” means the parent company, The Kroger Co.;

(iv)       “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.  All references to Person shall include an individual Person or group (as defined in Rule 13d-5 under the Exchange Act) of persons;

(v)        “Board” means the Board of Directors of Kroger;

(vi)       “Good Reason” means:

(a)        without your consent

(i)         A material diminution in your base compensation;

(ii)       A material diminution in your authority, duties, or responsibilities;

(iii)      A material change in the geographic location at which you must perform services (this shall be deemed to occur if and only if your principal place of work is relocated more than 50 miles from your principal place of work immediately before a Change in Control); or

(iv)       Any action or inaction by Kroger which results in employee benefits, perquisites and fringe benefits that, in the aggregate, are materially less favorable than those provided to you immediately prior to the Change in Control.

(b)        You shall not have Good Reason for a termination of employment unless:

(i)         the condition constituting Good Reason occurs during the two years following a Change in Control;

(ii)       you provide written notice to the Committee of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition constituting Good Reason and the Company is given 30 days to cure such condition; and

(iii)      you incur a termination of employment no later than 120 days following the end of the two years after a Change in Control.

(vii)     “Cause” means your:

(a)        failure to substantially perform your duties (other than by reason of disability) with respect to Kroger or an Affiliate,

(b)        breach of fiduciary duty to Kroger or an Affiliate,

(c)        dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of Kroger or an Affiliate,

(d)        willful violation of the policies of Kroger or an Affiliate after receiving written notice of such violation, or

(e)        conviction of a felony or crime involving moral turpitude.

All determinations of Cause hereunder shall be made by the Committee and shall be binding for all purposes hereunder.

You acknowledge and agree that the foregoing definitions of “Change in Control,” “Cause,” and “For Good Reason” are subject to amendment from time to time in relevant Kroger plan documents and that if, as of a given time, the definitions of “Change in Control,” “Cause,” and “For Good Reason”  have been amended in relevant Kroger plan documents and differ from the ones in this Agreement, those amended definitions shall supersede, take the place of and be construed and deemed to supersede and take the place of the definitions of “Change in Control,” “Cause,” and “For Good Reason” contained within this Agreement.  You will, in the event of such an amendment, be informed of the amendment.

7.         Transferability. Your right to receive a payout under this award is not assignable or transferable by you other than by will or by the laws of descent and distribution.

8.         Taxes.  In connection with a payment to you under this award, Kroger will withhold or cause to be withheld from that payment the amount of tax required by law to be withheld with respect to the payment.  For Shares to be issued under this award, Kroger will withhold sufficient Shares with a market value equal to the tax required by law to be withheld with respect to the award unless you have notified us in writing in advance of the issuance of the Shares of your desire to pay the taxes and have made the funds available to us or our designated agent.

9.         Compliance with Code.  This award is designed to be exempt from the provisions of Section 409A of the Code as a short-term deferral.  This award will be construed, administered, and governed in a manner that affects that intent.   Kroger does not represent or

guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder.  In the event that any other Agreement serves to modify this award in a manner that causes the award to not be exempt from Section 409A as a short term deferral, any issuance of Shares or payment of cash to a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i) (or any successor thereto) on account of termination of employment will be made six months after the date of termination, and termination of employment will not be considered to occur until there is a termination of employment within the meaning of Treasury Regulation Section 1.409(h)(1)(ii), where the employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

10.       Notwithstanding anything contained in Paragraph 3 to the contrary, during your employment or thereafter, you or anyone acting at your behest or on your behalf in any respect divulge or disclose in any way to any third-party, any Kroger trade secrets, business plans, strategies or policies, financial or marketing information, sales or market share information, vendor or supplier information, contractual information, or other confidential company information of any kind whatsoever (that is, material business-related information not already disclosed by the company, or any other material non-public company information), this Agreement terminates and you immediately forfeits all rights hereunder.  You further acknowledge and agree that the termination of the Agreement and the forfeiture of all rights hereunder is not the exclusive or sole consequence or remedy in the event of a divulgence or disclosure as described above in this paragraph, but rather one among others, and that in addition to the foregoing, Kroger fully reserves and retains the right to pursue all other remedies available or potentially available to it as a matter of law or equity.

11.       Acceptance of Agreement.  In the event that you fail to accept this Agreement within one year from the grant date, Kroger will accept it on your behalf, and your failure to notify Kroger in writing directed to the Benefits Department, The Kroger Co., 1014 Vine Street, Cincinnati, OH  45202, of your desire to reject this Agreement will be deemed to be your express authority for Kroger to accept this Agreement on your behalf.

12.       Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  No amendment will adversely affect your rights under this Agreement without your consent. Notwithstanding the forgoing, to the extent necessary to preserve Kroger’s federal tax deduction that would otherwise be denied due to Section 162(m) of the Internal Revenue Code (applicable only to certain top senior executives), Kroger may elect (without your consent) to delay delivery of your award Shares until 30 days following your termination of employment.  If Kroger so elects to delay payment, all other deferred compensation payments for the year that would be nondeductible under Section 162(m) also will be delayed to avoid negative tax consequences to you.

13.       Severability. In the event that any provision of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof.  The remaining provisions will continue to be valid and fully enforceable.

14.       Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. Capitalized terms used herein without definition have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the grant of this award.

15.       Successors and Assigns. Without limiting Paragraph 7 hereof, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Kroger.

16.       Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

THE KROGER CO.

By

“participant”